       THIS CONFORMING PAPER FORMAT DOCUMENT IS BEING SUBMITTED PURSUANT
                        TO RULE 901(d) OF REGULATION S-T
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                  ---------------------------------------------

                                    FORM 8-K

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                February 2, 1996
                                ----------------
                                 Date of Report


                            BAXTER INTERNATIONAL INC.
                            -------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                                    --------
                 (State or other jurisdiction of incorporation)

       1-4448                                          36-0781620
------------------------                        ------------------------------
(Commission file number)                     (IRS Employer Identification No.)


One Baxter Parkway, Deerfield, Illinois                   60015
---------------------------------------                   -----
(Address of principal executive offices)               (Zip Code)


       Registrant's telephone number, including area code:  (708) 948-2000


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                               (Page 1 of 7 pages)

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Item 5.   Other Events.

          On February 2, 1996, the Registrant issued a press release; the text of which is attached hereto.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   BAXTER INTERNATIONAL INC.
                                   -------------------------
                                          (Registrant)



                                   By: /s/ A. Gerard Sieck
                                       -------------------
                                          A. Gerard Sieck
                                          Secretary

Date:  February 2, 1996

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FOR IMMEDIATE RELEASE:
----------------------

MEDIA RELATIONS CONTACTS:     Jill Carter, (847) 948-4555
                              Mary Thomas, (847) 948-2815
INVESTOR RELATIONS CONTACTS:  Jessica Fisher, (847) 948-4639
                              Neville Jeharajah, (847) 948-2875
                              Mike Pascale/Joele Frank
                              Abernathy MacGregor Scanlon, (212) 371-5999



             BAXTER OFFERS $3.8 BILLION FOR W. R. GRACE'S NMC UNIT;
              ACQUISITION WOULD CREATE GLOBAL RENAL THERAPY LEADER


     DEERFIELD, Ill., February 2, 1996 -- Baxter International (NYSE:BAX) announced today that it has sent a formal offer to W. R. Grace & Co. (NYSE:GRA) and to each of its directors to acquire its National Medical Care, Inc. (NMC) subsidiary in a tax-free transaction valued at $3.8 billion.

     Baxter's proposal is simple, straightforward and fair. Baxter's proposal involves payment to Grace of $2.0 billion, comprised of a cash dividend, notes and assumed debt, and $1.8 billion in Baxter common stock, to be issued to Grace shareholders in exchange for all of the stock of NMC. The transaction would be structured as a tax-free spin-off of NMC to Grace shareholders, followed by a tax-free merger of NMC and a Baxter subsidiary.

     "This transaction is a compelling proposal for shareholders, patients, customers and employees around the world," said Vernon R. Loucks Jr., chairman and chief executive officer of Baxter. "Without question, Baxter is the best and most logical acquirer of NMC. Grace would receive an attractive price for a business it has decided to spin off, with a consideration that combines a significant cash component with highly-liquid New York Stock Exchange-listed Baxter shares.

Baxter's renal care business would, in turn, benefit from the fuller integration of renal-care technology and delivery, from a market for our products, from greater potential for international expansion, and from manufacturing and overhead synergies," Loucks said.

     Harry M. Kraemer Jr., senior vice president and chief financial officer, said, "both NMC and Baxter's renal businesses have profitable growth, strong returns on investment, and significant cash-flow generation. Given the opportunities for revenue enhancement and operating efficiencies that this combination has the potential to create, we believe this transaction would lead to earnings dilution of less than 5 percent in the first year following closing, and would be accretive to earnings within six quarters following closing."

     "This transaction is well within Baxter's financial capability. Our debt-to-capital ratio is 36 percent; it would only increase to approximately 42 percent following an NMC transaction, and would improve to below 40 percent by year-end 1997."

     Terms of the proposed transaction call for Baxter to issue $1.8 billion in Baxter common stock to the Grace shareholders in exchange for all of the outstanding shares of NMC. The transaction also calls for NMC to provide $2 billion of liquidity to Grace, comprising a $1.275 billion cash dividend, assumption of $425 million of expected existing indebtedness, a $300 million note, and for Baxter and NMC to enter into a long-term supply agreement. The governmental and other undisclosed financial liabilities of NMC have been addressed in the terms of Baxter's proposal, which provide that the financial liability to Baxter would not exceed $100 million. Grace would retain responsibility for liabilities, if any, in excess of that sum.

     Baxter's proposal is subject to normal regulatory approvals, to the execution of a definitive agreement, and to the approval of the then-NMC shareholders after the spin-off from Grace.

     Grace, which last year indicated its intent to spin off NMC to its shareholders, has been in discussions with Baxter about various strategic alliances, and last week told Baxter it would consider a proposal concerning NMC. Grace has not responded to Baxter's offer, which was made January 31 in a letter to Albert J. Costello, Grace's chief executive officer, with a request to respond within 24 hours. Grace has not indicated any willingness to enter discussions with Baxter about this proposal, and Baxter has not conducted due diligence. Baxter would be willing to negotiate all aspects of its proposal.

     The acquisition of NMC, the world's largest operator of kidney-dialysis centers and related services, would make Baxter a leader in all aspects of the $24 billion global renal-therapy market, and enable the company to provide the full spectrum of products and services for treating chronic kidney disease.

     Baxter's renal business, which accounted for approximately $1.3 billion of the company's nearly $10 billion in 1995 sales, is a leading manufacturer and distributor of dialysis-therapy products. NMC, based in Waltham, Massachusetts, had 1994 sales of approximately $1.9 billion, largely from the operation of more than 600 dialysis treatment centers in the U.S. and abroad.

     "The unique combination of Baxter and NMC would provide a full continuum of renal care, including both technologies and services," said Donald W. Joseph, president of Baxter's renal business. "This is entirely consistent with the trend toward managed care, and specifically toward comprehensive disease-state management programs for our patients and the health-care professionals who treat them. Our quality standards lead the industry, and we are committed to their continuation in a combined company. We value our relationships with the nation's hospitals, where today NMC has 500 renal care contracts. We look forward to working closely with them, and with any other interested hospitals, through alliances, partnerships or outright sale to interested hospitals, in order to further improve the quality and cost-effectiveness of renal patient care," Joseph stated.

     Baxter International, through its subsidiaries, is the leading manufacturer and marketer of health-care products and services to health-care providers in nearly 100 countries. The company concentrates research-and-development programs in biotechnology, cardiovascular medicine, renal therapy and related medical fields.

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